EXHIBIT 99

                                   EXHIBIT B


                                         For more information contact:

                                         Albert R. Jackson, III
                                         First Community Bancshares, Inc.
                                         317-882-5277


FOR IMMEDIATE RELEASE, November 11, 1999

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      First Community Bancshares, Inc. and Blue River Federal Savings Bank
                            Announce Plans to Merge

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Bargersville, IN   Albert R. Jackson, III, Chief Executive Officer of First
Community Bancshares, Inc. (FCYB: OTC BB), and Terry W. Neville, President of Blue River Federal Savings Bank ("Blue River"), today announced that they have executed an agreement which is expected to lead to the merger of Blue River with First Community Bank & Trust Company ("First Community"), which is a wholly-owned subsidiary of First Community Bancshares, Inc.

The agreement provides that Blue River shareholders will receive $41.50 in cash for each share of common stock of Blue River. As a result of the transaction, Blue River will ultimately be merged with and into First Community, with the combined entity holding assets totaling approximately $176 million, deposits of approximately $149 million and shareholders' equity of $11.6 million.

First Community has branches in Franklin, Bargersville, Whiteland, Trafalgar and Greenwood, Johnson County; North Vernon, Jennings County; and Indianapolis, Marion County, Indiana, and has total assets of approximately $149 million as of June 30, 1999.

Blue River is a federally chartered stock savings bank with its only banking office located in Edinburgh, Johnson County, Indiana. Blue River had total assets of approximately $30 million as of June 30, 1999.

The transaction is subject to the satisfaction of the conditions contained in the merger agreement, various regulatory approvals and the approval of the shareholders of Blue River. Management anticipates the transaction will be completed by the second quarter of 2000.